UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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FERRO CORPORATION
(Name of Registrant as Specified in Its Charter)

FRONTFOUR CAPITAL GROUP LLC
FRONTFOUR MASTER FUND, LTD.
EVENT DRIVEN PORTFOLIO, A SERIES OF UNDERLYING FUNDS TRUST
FRONTFOUR CAPITAL CORP.
FRONTFOUR OPPORTUNITY FUND LTD.
STEPHEN LOUKAS
DAVID A. LORBER
ZACHARY GEORGE
QUINPARIO PARTNERS LLC
JEFFRY N. QUINN
NADIM Z. QURESHI

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Shareholder Committee for the Future of Ferro (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2013 annual meeting of shareholders (the “Annual Meeting”) of Ferro Corporation (the “Company”).  The Committee has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1:  On May 1, 2013, the Committee issued the following press release:

NEWS RELEASE

INSTITUTIONAL SHAREHOLDER SERVICES (ISS) RECOMMENDS FERRO CORPORATION SHAREHOLDERS VOTE TO ELECT NOMINEES OF THE SHAREHOLDER COMMITTEE FOR THE FUTURE OF FERRO AT UPCOMING ANNUAL MEETING

ISS Recommends Vote on Committee’s GREEN Proxy Card

Agrees with Committee that “Actions by the Current Board Have Raised Serious Governance Concerns” and “a Strong Case That Change at the Board Level is Warranted”

GREENWICH, CT, May 1, 2013 -- The Shareholder Committee for the Future of Ferro, a significant shareholder of Ferro Corporation (NYSE: FOE), today announced that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, has recommended that Ferro shareholders vote on the Committee’s GREEN proxy card to elect two of the Committee’s highly-qualified nominees, Jeffry N. Quinn and David A. Lorber.

Jeffry N. Quinn, Chairman and Chief Executive Officer of Quinpario Partners, LLC and Committee nominee, stated “ISS’ strong showing of support provides significant validation to the Committee’s belief that changes to the composition of the Board are needed now at Ferro in order to create sustainable shareholder value at the Company.  If elected, the Committee’s nominees look forward to working constructively with the other members of the Board to represent the best interests of all shareholders.”

David A. Lorber, Co-Founder of FrontFour Capital Group LLC and Committee nominee, continued “We greatly appreciate the strong support from shareholders who have already voted for the Committee’s nominees on the GREEN proxy card and urge all of our fellow shareholders to vote their GREEN proxy card today to elect all three of the Committee’s director nominees who are firmly committed to the future success of Ferro.”

The Committee urges all Ferro shareholders to follow the ISS recommendation for change on the Ferro Board.

In reaching its conclusion, ISS performed a detailed analysis of both the Committee’s and Ferro’s positions in the election contest, carefully considering, among other things, Ferro’s subpar returns relative to its self-defined peers, volatile operating performance, poor oversight over costs and serious governance concerns.  ISS concluded that shareholders should vote on the GREEN proxy card, saying:

“Given the extent of [Ferro’s] underperformance — and given that the company’s issues extend beyond operating and financial performance and into questions about shareholder alignment within the board room itself — shareholders may well feel that the appropriate response should include not only an injection of significant sector experience — including a healthy sense of accountability for the operating performance and strategy of the business — but also a significant shareholder presence.” (emphasis added)

“As the [Committee has] demonstrated a strong case that change at the board level is warranted, shareholder support FOR [the Committee’s] nominees Quinn and Lorber is warranted.” (emphasis added)

Excerpts From ISS’ Analysis & Recommendation

On Ferro’s Overall Performance Under the Current Board:

“The company’s returns have been subpar over any relevant time period, and when compared to both peers selected by the company and an applicable specialty chemicals index.”

“Total shareholder returns have meaningfully underperformed peers and the industry benchmark, SG&A costs appear to have been poorly controlled, each of [Ferro’s] 6 business segments shows negative trends, and the board appears not to have given due regard to a very real initial indication of interest from a potential acquirer.”

On Ferro’s Failure to Engage A. Schulman:

“By choosing not to engage with [A. Schulman], the board is potentially limiting upside shareholders stand to receive…” (emphasis added)

“Additionally, while shareholders may agree with management AND [the Committee] that $6.50 is not the right price, shareholders likely wouldn’t deny the desire to continue the conversation with [A. Schulman].”

“Whether or not the offer increases, shareholders need to question what, if any, downside could come from exploring a deal that has the potential to greatly increase shareholder value?”

“A board which does not condone such a response is likely not acting in the best interest of all shareholders.” (emphasis added)

On Governance Failures by the Board, Including Their Non-Responsiveness to a Shareholder Proposal to Opt Out of the Ohio Control Share Acquisition Act:

“In addition to the company’s weak operating and TSR performance, actions by the current board have raised serious governance concerns.”  (emphasis added)

“Shareholders may wonder why it took the board 3 years to come to the same conclusion they reached in 2010 — that this proposal is, in fact, in the best interests of the company and shareholders — or, perhaps shareholders are wondering if the action taken by [the Committee] is actually what is now prompting the board to take them seriously.” (emphasis added)

Praise for Committee Nominee Jeffry N. Quinn:

“Quinn is the most obvious choice — he has the most relevant industry and operating experience: not only did Solutia participate in sectors that overlap with [Ferro], but Quinn also helped lead Solutia out of a very difficult operating period. Quinn stepped in to a complex situation and was able to make key decisions, including selling Solutia’s flailing Nylons business and ultimately selling Solutia itself.”  (emphasis added)

“As CEO and a director, moreover, Quinn developed a reputation for listening to shareholders, and for clearly acting in their best interests, in ways which may resonate for [Ferro] shareholders. When Solutia received a bid from Eastman Chemical in 2012, Quinn recognized that selling the company, and providing a guaranteed return to owners, was better for shareholders than trying to grow the business at that time.”  (emphasis added)

Praise for Committee Nominee David A. Lorber:

“Adding Lorber to the board will add an increased investor perspective as FrontFour’s ownership, apart from Quinpario’s, represents a full 3.2% of outstanding shares. Lorber also has considerable director experience serving on other boards, including overseeing company restructurings.” (emphasis added)

“…[Mr. Lorber’s] financial acumen is relevant given the possibility that [Ferro] may explore strategic options for some of its business segments or enter into negotiations with a potential acquirer.”